Mining Rights and Mining Assets Transfer Agreement between
Pinglu County Xiapingcun Coal Mine and Shanxi Puda Coal Group Co.,
Ltd.

This agreement was signed by the following parties on December 28, 2010 at Pinglu Hotel.
Party A: Pinglu County Xiapingcun Coal Mine    (Transferor)
Party B: Shanxi Puda Coal Group Co., Ltd.              (Transferee)

Whereas:

1. According to regulations of a series of documents including the Opinions of the People’s Government of Shanxi Province on Implementing the Acceleration of Consolidation and Restructuring of Coal Mining Enterprises (J.Z.F.[2008] No. 23), based on the demand for consolidation of coal resources, Party B, as a main body in the consolidation, acquires Party A’s total assets.

2. Before consolidation, Party A’s area of well field with coal resources is 4.085 km2, with the coal seam 2# and 10# being approved to be mined. According to the plan of consolidation and restructuring of coal mining enterprises in Pinglu County, Yuncheng City (Part) and Yuanqu County, approved by the provincial government, Party B, as a main acquiring enterprise in the consolidation restructuring, acquires, consolidates and restructures Party A and Pinglu County Anrui Coal Industry Co., Ltd, Pinglu County Chuntouao Coal Mine. After the consolidation, the area of well field will be 9.668 km2 (increased 2.8821 km2 after consolidation) with the coal seam 2# and 10# approved to be mined, and the mine capacity of 900,000 ton/year.

3. Party A is willing to transfer its entire assets pursuant to the assets list and mining right pursuant to the Mining Right Transfer Contract as an appendix of this contract to Party B;

4. Party B is willing to accept all the above-mentioned assets transferred by Party A;

5. Party A’s internal competent authority has approved or recognized its act of transferring assets, agreeing to transfer the entire assets to Party B and to make proper arrangements for such work as repayment of debts.

Under the prerequisite that Party A and Party B promise to each other that the above-mentioned conditions are met, with the principles of equity and mutual benefit, both parties, upon friendly negotiation and consensus, enter into the following agreement on the above-mentioned assets transfer:

Article 1 Consolidation mode

1. Party A will transfer its entire tangible assets to Party B, and Party B will purchase Party A’s entire tangible assets and then establish a new company with the pre-approved name of “Shanxi Pinglu Dajinhe Anrui Coal Industry Co., Ltd.”

2. The coal resource fee paid by the coal mine of Party A shall be dealt with according to J.Z.B.F.[2008] No. 83 “Methods for Disposing Mining Fee Involved in Consolidation and Restructuring of Coal Enterprises” issued by  Shanxi Provincial Government.

Article 2 Party A Representations

Part A represents that the transferred assets are legally owned by it without any mortgage or other guarantee and free from any ownership dispute with any entity or individual; Party A’s mining right shall be transferred to the newly-established company upon the effectiveness of this agreement. According to requirements and formats of land and resources authority, both parties have signed the Mining Right Transfer Contract which shall be an appendix of this contract, and the transfer Coal Mining Permission will be processed accordingly.

Article 3 Transfer fee and its payment method

1. Upon both parties’ confirmation of Party A’ tangible assets, coal resource fee and compensation of mining right, Party A’s tangible assets worth RMB 18,530,000 Yuan, and its coal resource fee and compensation of mining right is RMB42,670,000 Yuan, with the total price of RMB61,200,000 Yuan, which is the total transfer price for Party B’s acquisition of Party A’s entire assets and mining right.

2. Method and time of payment of transfer fee:

Party B shall pay 50% of the transfer price in the amount of RMB30,600,000 Yuan, to the account designated by Party A within three days after signing this agreement, pay 40% of the transfer price in the amount of RMB24,480,000 Yuan, to the account designated by Party A within 30 days after finishing the modify registrations or amendment of ownership certificate of Mining Right, as well as other Title Deed to the new established company owned by Part B. The remaining 10% of the transfer price in the amount of RMB6,120,000 Yuan, is deemed as deposit, which will be paid by Party B to the account designated by Party A, after 6 months of completion of the transfer of ownership certificate of Mining License and other Property Title Deed.

When Party A’s payment is due according to the above-mentioned stipulation, in the event of dispute caused by Party B’s debts, the time of payment shall be postponed until disposal of the dispute.

Article 4 Representations, Warranties and Covenants

Both parties of this agreement represent to each other that they have complete legal qualification for signing, and performance of its obligations under, this agreement, and they will carry out this agreement with the principles of honesty and creditability. All the covenants made by both parties on this agreement are continuingly valid and irrevocable.

1.  The representations, warranties and covenants made by Party A to Party B

(1) Party A warrants that it owns the transferred assets legally and has complete and valid right of disposing the assets, it does not create any mortgage, lien or other security interest on the assets, it has no ownership dispute with anyone, it has made no promise to transfer the assets under this agreement to anyone other than Party B, no third party has the right of preemption, and it will cause no other accusation or material damage to Party B for transfer of assets, or else, it shall unconditionally assume all the economic and legal responsibilities caused by the breach of above representation and warranties.

(2) Party A has disclosed all the liabilities or contingent liabilities to Party B according to the facts, and has not created any mortgage, pawn, lien or other forms of guarantee or counter-guarantee.

(3) Party A obtains all the assets in a legal and valid manner, and has paid all the considerations and expenses etc. payable for acquisition of the assets, and handled necessary registration, filing and licensing, etc. required by law.

(4) Party A warrants that all the documents, materials and information related to this assets transfer that it has provided with Party B are true, accurate and complete.

(5) Party A has no dispute with adjacent entity, villages, or villagers, or other people over the land, constructures, passages, and roads etc. occupied by the transferred assets.

The assets designed to be transferred by Party A involve no claim, lawsuit, arbitration, judicial investigation proceeding or administrative investigation penalty, nor do they involve any potential claim, lawsuit, arbitration, judicial investigation proceeding or administrative investigation or penalty.

(6) Up to the date of signing this agreement, Party A has informed all the third parties related to the transferred assets including but not limited to its creditors of all the matters concerning the transfer, and has obtained the written consents of the relevant third parties.

(7) Party A has disclosed to Party B the information related to the transferred assets and necessary for Party A’s normal exercise of the ownership of the transferred assets after the transfer date and any information whose disclosure will have an impact upon the signing of this agreement.

(8) Party A will actively cooperate with Party B in properly handling the procedures required by assets transfer, including but not limited to government’s approval, transfer registration and change registration, according to law, and will hand over the transferred assets according to the date specified by this agreement.

(9) If the representations, warranties and covenants made by Party A are unreal, or Party A violates the representations, warranties and covenants and other provisions of this agreement, Party A agrees to compensate for Party B’s direct and indirect losses with its own property and its rights under this agreement (referring to the outstanding balance in the installment payments).

(10) These representations, warranties and covenants shall come into effect upon the signing of this agreement, and shall remain valid after the completion of the assets transfer.

2.  The representations, warranties and covenants made by Party B to Party A

(1) Party B meets the conditions of this assets transfer, and is capable to sign and fulfill this agreement.

(2) Party B warrants to pay the assets transfer price according to the terms of this agreement.

(3) Party B warrants to actively cooperate with Part A in handling the transfer registration and hand-over procedures of the transferred assets.

(4) Party B must locally establish the limited liability company “Shanxi Pinglu Dajinhe Anrui Coal Industry Co., Ltd.” with independent accounting and corporate capacity, and accept the supervision of the local finance, taxation and industrial &commercial authorities, and pay taxes and duties according to law.

(5) The newly-established Shanxi Pinglu Dajinhe Anrui Coal Industry Co., Ltd. must comply with the policies and regulations of the governments of Shanxi Province, Yuncheng City and Pinglu County with respect to local coal production and sales.

Article 5 Rights and obligations

     1.  Party A’s rights and obligations

(1) To require Party B to pay the assets transfer price to Party A’s designated account.

(2) To warrants that the assets transferred to Party B are legitimate.

(3) To hand over the entire assets to Party B on the closing date.

(4) Party A shall sign all the necessary documents, and assist Party B in finishing any act leading to the effectiveness of the assets transfer under this agreement, including but not limited to signing or causing a third party to sign any document or application or obtain any related approval, agreement or permission, or finishing any related change and transfer registration and filing.

(5) Party A shall be responsible for properly handling the relationship with the community where the transferred assets are located and the surrounding neighbors, and shall ensure Party B’s accepting of the assets free from interference.

 2.  Party B’s rights and obligations

(1) To pay according to the provisions of this agreement.

(2) To enjoy the exclusive ownership and right of disposal of the transferred assets as of the closing date.

Article 6 Hand-over of the assets

1. Party A and Party B shall finish the on-site hand-over of all the tangible assets and related documents transferred by Party A within five working days as of the date of signing this agreement. On the hand-over date, each party shall appoint professional staff to jointly handle the hand-over procedures on the site of mining area of Party A and sign the Letter of On-site Hand-over as an appendix of this agreement. The Letter of On-site Hand-over shall be made in two originals, one for each party.

The Letter of On-site Hand-over shall include the following content at least:

(1) The status of Party A’s land use right, and the building and structure attached to the land, including but not limited to houses, roads, supply lines and equipment;

(2) The status of Party A’s mining right and technical materials related to coal resources;

(3) The certificates as well as geological, equipment, and technical drawings required by the future safe production and legal operation, including Party A’s possible procedure of operation and examination and the completed procedure of mining and operating the mineral resources;

(4) Other assets which shall be handed over as agreed upon by both parties, including the well road used for production of the mine as well as other attached facilities, and coal-mining equipment and facilities.

2.  The table of tangible assets handed over by Party A is based on the assets list. The assets handed over include purchase invoice and documents for import & export of related assets, and other certifying bills or materials, such ownership certificates as real estate ownership certificate and mining right certificate, and related design drawing and documents.

 3.  In the course of hand-over, if both parties find that amount reduction and value depreciation happen to the assets listed in the assets list, Party B shall have the right to deduct from the balance of the transfer price according to the standard of determining the appraisal value of reduction and depreciation of the assets. If the balance of the transfer price is not enough to offset the loss of the assets, Party A shall return the transfer fee paid by Party B with the equivalent amount.

 4. Within 60 days of the closing date, Party A shall assist Party B in finishing the change of all the certificates, including transfer or change of such ownership certificates as mining right certificate, land certificate and house property certificate. The costs and expenses of handling change registration of ownership shall be borne by Party B.

Article 7 Labor and employment

 1. Party A shall be responsible for canceling or terminating the labor contract (or labor relationship) between Party A and its staff, pay up unpaid wage, premium and welfare expense, and bearing all the expenses caused by cancellation or termination of the labor contract (or relationship) according to law.

 2. Any injured employees shall be compensated by Party A in one time according to the Regulations on Work-related Injury Insurances and related national regulations on work-related injury.

 3. After establishing the new company, if needed, Party B shall first employ the original staff of Party A upon necessary review if the qualification and other condition of the original staff is similar to new employee candidates, and the consolidated coal industry company shall sign labor contracts with them, and perform the contracts according to national labor administrative laws and regulations as well as related policies of Party B.

Article 8 Treatment of creditor’s right and debt

 1. Before signing this agreement, Party A shall provide Party B with a Waiver Notice signed by creditors of Party A and exempting Party B from the debt of Party A before the closing date, in which the detailed condition of debt should be listed. Meanwhile, Party A shall provide Party B with a Waiver signed by Party A, exempting Party B from any possible tax responsibilities caused by transfer.

 2. Within three days as of the date of signing this agreement, Party A shall publicize the matters concerned with this assets transfer in the main media in the province, covering the method for Party A’s liquidation or restructuring after the assets transfer, the principles and plan of dealing with the creditor’s right and debts (including any guarantees made to the external parties) in the assets transfer, and the term of creditors’ claims and consequences of failure to claim.

 3. Party A shall first use the purchase price obtained from assets transfer to pay up its debts, and shall satisfy all its liabilities, debts and guarantee obligations (including the disclosed and undisclosed) before the date of completing the assets transfer. If Party B suffer any liability caused by lawsuit or arbitration for events acquired prior to the closing date, Party B is entitled to claim indemnification and reimbursement from Party A or the third party receiving the transfer fee, and shall have the right to require Party A to bear other resultant losses, including but not limited to lawyer’s fee, legal cost, related investigation and evidence collection fees, and travel fees.

If the above-mentioned liabilities of Party A occurs before Party B pays the transfer price, Party A shall have the right to deduct the above-mentioned price from the transfer price Party A shall pay to Party B].   If the above-mentioned liabilities of Party A occurs after Party B pays the balance of the transfer price to Party A, Party A shall return the corresponding transfer price paid by Party B according to the total actual loss borne by Party B and compensate for additional loss.

 4. Party A shall not operate in the name of an entity after signing this agreement, and shall form a liquidation committee responsible for liquidating any remaining issues as of the date of signing this agreement. The liquidation committee shall remain at least two years as of the date of establishing the new company in the consolidation. Party A’s liabilities in connection with “government appropriations being replaced by loans” owed to the government before the restructuring shall be borne by Party A.

 5. Before signing and sealing this agreement, Party A’s owners or shareholders shall issue a letter of commitment to Party B, promising to assume to all the liabilities, which should be taken on by Part A under this agreement, after the legal person certificate of Pinglu County Da Wa Coal Industry Co., Ltd. is withdrew or revoked.

Article 9 Method of land use

Within the scope permitted by the national policies, if Party B or the new company established in the consolidation will continue to utilize the land that was used by Party A except the land with land use right certificate, Party A’s method of land use shall be adopted temporarily.

If Party B or the new company established in the consolidation will not use the land, Party A shall be responsible for canceling the contract and properly handling the follow-up work. The expense that should be to the other party for cancellation of the contract shall be borne by Party B.

Article 10 Social responsibility

Party A’s social responsibility for supplying coal and power and bearing the public welfare expenses for the village (town) or the country, to the extent that is recognized by Party B, shall be succeeded by the new company established by Party B in the consolidation. As for the responsibilities that are not recognized by Party B, Party B or the newly-established company shall enter into a new agreement with related third party. Party A shall be responsible for any house collapse, ground fracturing, unsolved dispute with villagers, and the unsettled and unfulfilled agreement with Party A that occurs prior to Party B’s take-over.

Party A shall be responsible for canceling the contracts the performance of which is not complete before signing this agreement, and for property handling the follow-up work. The expense paid to the other party for cancellation of the contract shall be borne by Party A.

Article 11 Related taxes and duties

 1. The taxes and duties that occurred prior to the closing date in the duration of Party A shall be borne by Party A.

 2. The taxes and duties caused by performance of this agreement shall be borne by Party A and Party B respectively according to law and regulations.

Article 12 Effectiveness of the agreement

This agreement shall come into effect upon the signing of both parties and that the following prerequisites are met:

     1. The conditions Party A shall meet:

(1) As the property owner, Party A has adopted necessary resolution authorizing this assets transfer as required by law.

(2) Party A has obtained the approval, confirmation, consent, and permission of the relevant governmental authorities on the matters related to this assets transfer with the assistance and cooperation from Party B.

 2.  The preconditions Party B shall meet:

(1) The competent decision-making authority of Party B has adopted necessary resolution that occurred prior to the closing date the matters related to this assets transfer;

(2) Party B has obtained the approval, confirmation, consent and permission of the relevant governmental authorities on the matters related to this assets transfer with the assistance and cooperation from Party A.

 (3) Either party shall inform the other party on the day when it meets all the above-mentioned preconditions or the exemption of any such exemption. The above-mentioned conditions shall be satisfied before signing this agreement.

Article 13 Transition period

 1.  After signing this agreement and before the closing date, Party A shall use the transferred assets in a careful, proper and reasonable manner under the principles of honesty and credibility, ensuring that no adverse changes would occur to the assets and protecting the public and private property from any damage or reduction.

 2.  If Party A is at the stage of normal production and operation, the rights and interests arising from the transferred assets from the appraisal benchmark date to the transaction date shall be owned by Party B.

Article 14 Force majeure

      In the case of the events of force majeure the occurrence and consequences of which are unforeseeable and can’t be prevented or avoided, directly affecting the performance of this agreement or leading to failure to perform this agreement in principle, the party affected by the events of force majeure shall immediately inform the other parties of the status of the events in written form, and provide a detailed statement describing the condition of the events and a certificate regarding reasons for failure to perform this agreement within 15 days. According to the degree of the events’ influences on fulfillment of this agreement, the parties of this agreement shall negotiate to decide whether to cancel this agreement, or exempt part of responsibility for fulfilling this agreement, or postpone the fulfillment of this agreement.

Article 15 Responsibilities for breach of contract

 1. Either party’s breach of obligations, warranties or covenants in this agreement constitutes breach of contract. The breaching party shall assume the responsibilities for the breach of contract, and compensate the other party for all the resultant economic losses of the other party, including direct and indirect losses.

 2.  If either party’s material breach of contract causes the performance of this agreement, the non-breaching party shall have the right to cancel the agreement unilaterally. The breaching party shall return the property obtained from the other party, and compensate the other party for all its resultant losses, including direct and indirect losses.

 3.  If Party B fails to pay the transfer price to Party A according to the term required by this agreement, it shall pay to Party A 1‰ of the overdue transfer price as penalty for each day of delay; if Party A delays the hand-over of the asset, or delays the completion of related procedures as industrial and commercial registration, it shall pay Party B 1‰ of the total paid transfer price as penalty for each postponed day.

 4.  If the mineral resources as discovered by Party A is inconsistent with the materials provided by Party A, Party B shall have the right to cancel the agreement or both parties shall determine the transfer price otherwise.

Article 16 Alteration and supplement of the agreement

After signing this agreement, both parties, upon negotiated consensus, can amend and supplement this agreement, provided that such amendment or supplement must be in writing. The document of the above-mentioned alteration and supplement shall have the same legal effect as this agreement. The notice related to this agreement, sent by either party to the other party, shall adopt written form.

Article 17 Settlement of disputes

In the event of any dispute arising from fulfillment of this agreement or related to this agreement, both parties shall friendly negotiate to settle it promptly. If negotiation fails, either party can bring the case to court.

Article 18 Confidential clauses

Without written approval of the other party in advance, either party shall not disclose the existence of this agreement and its content to any third party, or else, it shall assume the responsibilities for breach of contract, unless such disclosure is required by any applicable law or stock exchange rules.

Article 19  Effectiveness of the appendixes

The appendixes of this agreement include the promises made by Party A and the assets list recognized by both parties, which are an integrated part of this agreement and have the same legal effect as this agreement.

Article 20 Text of the agreement

This agreement shall be made in ten originals, one for Party A and one for Party B, and the rest for related government offices.

Party A: Pinglu County Xiapingcun  Coal Mine. (Corporate Seal)
Legal representative:     (Signature,Seal)
Or authorized representative:

Party B: Shanxi Puda Coal Group Co., Ltd. (Corporate Seal)
Legal representative:Ming Zhao (Signature)
Or authorized representative:

December 28, 2010

Exhibition:
1, Letter of Intention of Coal Mining Right Transfer
2, Valuated Assets List Summary
3, Board Resolution of Part A
4,Authorization Letter of Part A